UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2021

HARROW HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35814	45-0567010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

102 Woodmont Blvd., Suite 610
Nashville, Tennessee	37205
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 733-4730

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name on exchange on which registered
Common Stock, $0.001 par value per share	HROW	The NASDAQ Global Market
8.625% Senior Notes due 2026	HROWL	The NASDAQ Global Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Act of 1934: Emerging growth company ☐

If any emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into Material Agreement.

On December 6, 2021, ImprimisRx, LLC, a wholly owned subsidiary of Harrow Health, Inc. (individually or together the “Company”), entered into a letter agreement (the “Letter Agreement”) with EyePoint Pharmaceuticals, Inc. (“EyePoint”) to expand the commercial alliance previously entered into by the parties pursuant to that certain Commercial Alliance Agreement, effective as of August 1, 2020, and amended as of November 12, 2020 (the “Commercial Alliance Agreement”).

During the two-year term of the Letter Agreement, in exchange for EyePoint agreeing to pay the Company a commission based on all net sales of DEXYCU® in the United States of America (U.S.), the Company will assume full responsibility for the sales and marketing of DEXYCU (dexamethasone intraocular suspension) 9% for the treatment of post-operative inflammation following ocular surgery in the U.S., has agreed to make offers of employment to eight EyePoint employees, and will be responsible for all sales and marketing related regulatory compliance. EyePoint will retain control over all regulatory approvals and commercial rights for DEXYCU. The Letter Agreement will be effective as of January 1, 2022 and will continue through December 31, 2023, unless such term is amended by mutual agreement of the parties or terminated in accordance therewith.

The Letter Agreement also amends the Company’s required minimum sales levels based on the DEXYCU unit demand for the third quarter of 2021. The failure to achieve these minimum sales levels could result in penalties payable by the Company to EyePoint; provided however, in no event shall a penalty, if any, exceed commissions payable by EyePoint to the Company.

Upon expiration or termination of the Letter Agreement, the parties will revert to the terms of the Commercial Alliance Agreement in existence prior to the effectiveness of the Letter Agreement for the remainder of the original term of the Commercial Alliance Agreement. The Letter Agreement provides that either party may terminate the Commercial Alliance Agreement upon 30 days’ prior written notice in the event DEXYCU ceases to have Medicare Part B “pass-through” payment status for a period of not less than 6 months. The Company has an additional right to terminate the Letter Agreement with 30 days written notice if (i) a proposed or final Hospital Outpatient Prospective Payment System (HOPPS) rule issued by the Centers for Medicare & Medicaid Services (CMS) during calendar year 2022 does not contain an extension of the pass-through payment period for DEXYCU beyond December 31, 2022, and (ii) EyePoint has not otherwise waived any minimum sales for a respective quarterly period.

For more information about the Commercial Alliance Agreement, please see the Company’s current report on Form 8-K filed by the Company with the U.S. Securities and Exchange Commission on August 6, 2020, as well as the information contained in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The foregoing is a summary description of certain terms of the Letter Agreement, is not complete and is qualified in its entirety by reference to the text of the Letter Agreement, which the Company expects to file as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2021.

Item 8.01. Other Events

The Company and EyePoint issued a joint press release announcing the expansion of their commercial alliance on December 7, 2021, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	ImprimisRx and EyePoint Press Release dated December 7, 2021
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARROW HEALTH, INC.

Dated: December 9, 2021	By:	/s/ Andrew R. Boll
	Name:	Andrew R. Boll
	Title:	Chief Financial Officer